EXHIBIT 3.3

NEFPASS LLC

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is made as of the ______day of ____________,___________, by and between NEFPASS LLC (“Lender”) and AMERAMEX INTERNATIONAL, INC. (“Borrower”).

Borrower is desirous of obtaining a loan from Lender and Lender is willing to make the loan to Borrower upon the terms and conditions set forth herein.

Capitalized terms used herein without definition shall have the meanings assigned to them in Schedule A attached hereto and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Schedule A shall govern.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.     ADVANCE OF LOAN.

(a)       The Loan. On the terms and conditions hereinafter set forth, the parties agree that Lender shall lend to Borrower certain sums (hereinafter individually and collectively referred to as the “Loan”) on the terms specified herein. Time is of the essence.

(b)       Schedules. The amount of each Loan shall be specified on a Schedule now or hereafter attached hereto, in form and substance satisfactory to Lender (hereinafter individually and collectively referred to as the “Schedule”), and the principal of the Loan, together with interest on the unpaid balance of such amount from the date of the advance at the Loan Rate specified on such Schedule, shall be payable on the terms and conditions specified in the Schedule.

(c)       Additional Advances under the Schedule. Following the Closing Date and prior to the Stated Maturity Date, Borrower may request additional advances, in an amount not less than $100,000, under the Schedule (an “Advance”) to purchase equipment, provided the aggregate of the amount of the Advance and the outstanding principal balance of the Schedule does not exceed the Maximum Amount, and the Equipment Conditions are satisfied, in Lender’s sole discretion. Any request for an Advance shall be made by Borrower delivering to Lender a request in the form attached hereto as Exhibit A (“Advance Request”), and shall be accompanied by all documentation and information necessary to satisfy the Equipment Conditions. Borrower may not request more than one Advance per calendar week.

(d)       Single Loan. The Loan and all of the other Obligations of Borrower to Lender shall constitute one general obligation of Borrower secured by all of the Collateral.

2.     PAYMENTS AND PREPAYMENT OF LOAN.

(a)       Principal Payment. On each Payment Date, Borrower shall pay the aggregate principal payments owed with respect to the Loan as set forth in the Schedule; provided, however, on the Stated Maturity Date or date of acceleration of the Loan, Borrower shall repay in full the aggregate of then outstanding principal amount of the Loan plus all accrued and unpaid interest thereon, any Prepayment Fee applicable to the Loan and all other amounts owed hereunder and under each Loan Document related to the Loan. Borrower shall pay accrued interest on the Loan on each Payment Date as provided in Section 2(c) hereof.

(b)       Acceleration. Upon any acceleration of the Loan pursuant to this Agreement or any other Loan Document, Borrower shall immediately repay all (or if only a portion is accelerated thereunder, such portion of) the Loan then outstanding, including all accrued and unpaid interest thereon, plus the aggregate Prepayment Fee for the Loan and all other amounts owed under the Loan Documents.

(c)       Interest, Borrower shall pay interest to Lender on the aggregate outstanding principal balance of the Loan at the Loan Rate. In no event will Lender charge interest at a rate that exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Interest shall be payable on the outstanding principal amount of the Loan on each Payment Date. If any payment due hereunder or under any other Loan Document is not received within five (5) days of its due date, Borrower shall pay a late charge equal to five (5) percent of the amount in arrears.

(d)       Default Rate. Effective upon the occurrence of any Default and for so long as any Default shall be continuing, the Loan Rate shall automatically be increased to eighteen (18) percent per annum (such increased rate, the “Default Rate”), and all outstanding Obligations, including unpaid interest, shall continue to accrue interest from the date of such Default at the Default Rate applicable to such Obligations.

(e)       Payment Date. If any interest or any other payment to Lender under this Agreement becomes due and payable on a day other than a Business Day, such Payment Date shall be extended to the next succeeding Business Day (unless such next succeeding Business Day is in the next calendar month, in which case such payment date shall be the immediately preceding Business Day) and interest thereon shall be payable at the then applicable rate during such extension.

(f)        Payment by ACH Transfer. Borrower shall make each payment under this Agreement without setoff, counterclaim or deduction and free and clear of all Taxes not later than 12:00 Noon, New York, New York time, on the day when due in lawful money of the United States of America. In order to make such payments, Borrower hereby authorizes Lender to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Lessee wherever located. Borrower warrants and represents that under no circumstances will it reverse, void, or otherwise render invalid any electronic debit or credit initiated by the Lessor. If Borrower shall be required by law to deduct any Taxes from any payment to Lender under any Loan Document, then the amount payable to Lender shall be increased so that, after making all required deductions, Lender receives an amount equal to that which it could have received had no such deductions been made. For purposes of computing interest and fees, any payments received after 12:00 Noon, New York, New York time, shall be deemed received by Lender on the next Business Day.

(g)       Application of Payments. Borrower irrevocably agrees that Lender shall have the continuing and exclusive right to apply any and all payments against the then due and payable Obligations in such order as Lender may deem advisable. Lender is authorized to, and at its option may (without prior notice or precondition and at any time or times), but shall not be obligated to, make or cause to be made advances on behalf of Borrower for: (1) payment of all fees, expenses, indemnities, charges, costs, principal, interest, or other Obligations owing by Borrower under this Agreement or any of the other Loan Documents, (2) the payment, performance or satisfaction of any of Borrower’s obligations with respect to preservation of the Collateral, or (3) any premium in whole or in part required in respect of any of the policies of insurance required by this Agreement, even if the making of any such advance causes the outstanding balance of the Loan to exceed the Maximum Amount and Borrower agrees to repay immediately, in cash, any amount by which the Loan exceeds the Maximum Amount.

(h)       Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling Lender, and such Lender determines that the rate of return on its or such controlling Person’s capital as a consequence of making its Loan is reduced to a level below that which Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to Borrower, Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrower.

3.     SECURITY. As security for the payment as and when due of the indebtedness of Borrower to Lender hereunder and under all Schedules (and any renewals, extensions and modifications thereof) and under any other agreement or instrument, both now in existence and hereafter created (as the same may be renewed, extended or modified), and the performance as and when due of all other Obligations of Borrower to Lender, both now in existence and hereafter created (as the same may be renewed, extended or modified), Borrower hereby grants to Lender a security interest in: (a) equipment, including, but not limited to, the items of equipment described on the collateral schedule(s) in form and substance satisfactory to Lender (hereinafter collectively referred to as the “Equipment Schedule”) now or hereafter executed in connection with the Schedule, together with all related software (embedded therein or otherwise) and all replacements, substitutions and exchanges therefor and thereof and accessions thereto (the “Equipment”); (b) as and to the extent applicable, all leases, rental contracts, chattel paper, accounts, accounts receivable, security deposits and general intangibles relating thereto, in each case in which Borrower shall from time to time acquire an interest; (c) any and all insurance and/or other proceeds thereof; (d) all chattel paper, accounts, instruments, general intangibles (including payment intangibles), commercial tort claims, deposit accounts, goods, inventory, documents, fixtures, investment property and securities, and letter of credit rights of Borrower; and (e) all accessions, products, and proceeds of the foregoing (the “Collateral”). Borrower agrees that, with respect to the Collateral, Lender shall have all of the rights and remedies of a secured party under the UCC. Borrower hereby authorizes Lender to file UCC financing statements (“UCC Statements”) describing the Collateral, including, but not limited to, describing the Collateral as “all assets of Borrower” or words of similar import. Without Lender’s prior written consent, Borrower agrees not to file any corrective or termination statements or partial releases with respect to any UCC Statements filed by Lender pursuant to this Agreement.

4.     CONDITIONS PRECEDENT TO LENDER’S OBLIGATION. The obligation of Lender to make the Loan as set forth in Section 1 hereof is expressly conditioned upon compliance by Borrower, to the reasonable satisfaction of Lender and its counsel, of the following conditions precedent:

(a)       Initial Advance. Concurrently with the execution hereof, or on or prior to the first date on which Lender is to advance the Loan hereunder, Borrower shall cause to be provided to Lender the following:

(1)       Resolutions of the Board of Directors, managing body or validly authorized Executive Committee of Borrower, certified by the Secretary or an Assistant Secretary of Borrower, duly authorizing the borrowing of funds hereunder and the execution, delivery and performance of this Agreement, the Schedule and all related instruments and documents.

(2)       An Agreement of Guaranty in form and substance satisfactory to Lender (hereinafter referred to as the “Guaranty”) duly executed by or on behalf of Lee Hamre (hereinafter referred to as “Guarantor”).

(3)       Resolutions of the Board of Directors, managing body or validly authorized Executive Committee of Guarantor, certified by the Secretary or an Assistant Secretary of Guarantor, duly authorizing the undertaking to guarantee Borrower’s obligations hereunder and the execution, delivery and performance of the Guaranty.

(4)       An appraisal of the Collateral to be completed by an appraiser selected by Lender at Borrower’s expense.

(5)       Satisfactory review of all Loan Documents, all due diligence reasonably requested by Lender, and delivery of any other documents, instruments, or agreements as Lender may require in its reasonable discretion.

(6)       A payoff letter with respect to Borrower’s existing debt being paid off, which letter shall include confirmation the lender(s) of such existing debt will file all applicable UCC-3 termination statements or authorize Lender to do so, and other be in form and substance acceptable to Lender in its sole discretion.

(7)       A letter of direction with respect to Borrower’s existing debt being paid off.

(8)       Payment to Lender of a fee in immediately available funds in an amount equal to 3% of the Loan Amount.

(9)       Deliver any agreements, instruments or other documents reasonably requested by Lender in order for Lender to make the ACH withdrawals for payments as set forth in Section 2(f).

(b)       Each Advance. On each date on which Lender is to advance funds hereunder,

 (1)       Borrower shall cause to be provided to Lender the following:

  a.       A certificate executed by the Secretary or an Assistant Secretary of Borrower, certifying that the representations and warranties of Borrower contained herein remain true and correct as of such date, and that no Default or event which, with the giving of notice or the lapse of time, or both, would become a Default hereunder, has then occurred.

b.       Evidence satisfactory to Lender as to due compliance with the insurance provisions of Section 6(f) hereof.

c.       A Schedule in the amount of the Loan to be advanced on such date, duly executed on behalf of Borrower, pursuant to Section 1 hereof.

d.       Photocopies of the invoice(s) or other evidence reasonably satisfactory to Lender and its counsel, related to the acquisition cost of the Collateral to which such advance of the Loan relates.

e.       An Equipment Schedule describing the Collateral to which such advance of the Loan relates.

f.       Such documents and instruments, and other actions, as reasonably may be required by Lender to note Lender (or its nominee) as the registered lienholder on the certificate of title, including, but not limited to the documents and instruments described on the attached Rider Number 1 (the “Title Lien Notation Documents”) with respect to the Equipment to which such advance of the Loan relates.

(2)           Such filings shall have been made and other actions taken as reasonably may be required by Lender and its counsel to perfect a valid, first priority security interest granted by Borrower to Lender with respect to the Collateral.

(3)           No Default or event which, with the giving of notice or lapse of time, or both, would become a Default hereunder, shall have occurred.

(4)           No event shall have occurred which could have a Material Adverse Effect.

5.            REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants that:

(a)           Business Existence. Borrower has the form of business organization, and is and will remain duly organized and validly existing in good standing under the laws of the jurisdiction, specified below the signature of Borrower; and is duly qualified and authorized to transact business and is in good standing wherever necessary to perform its obligations under the Loan Documents, including each jurisdiction in which the Collateral is to be located.

(b)           Requisite Power and Authority. Borrower has the requisite power and authority to own or hold under lease its properties and to enter into and perform its obligations hereunder; and the borrowing hereunder by Borrower from Lender, the execution, delivery and performance of the Loan Documents, (1) have been duly authorized by all necessary action consistent with Borrower’s form of organization; (2) do not require any approval or consent of any stockholder, member, partner, trustee or holders of any indebtedness or obligations of Borrower except such as have been duly obtained; and (3) do not and will not contravene any law, governmental rule, regulation or order now binding on Borrower, or the organizational documents of Borrower, or contravene the provisions of, or constitute a default under, or result in the creation of any Lien or encumbrance upon the property of Borrower under any agreement to which Borrower is a party or by which it or its property is bound.

(c)          No Consents or Approvals. Neither the execution and delivery by Borrower of the Loan Documents, nor the consummation of any of the transactions by Borrower contemplated hereby or thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any Federal, state or foreign governmental authority or agency, except as provided herein.

(d)           Enforceability. This Agreement constitutes, and all other Loan Documents when entered into will constitute, the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with the terms hereof and thereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or affecting the enforcement of creditors’ rights generally, and by applicable laws (including any applicable common law and equity) and judicial decisions which may affect the remedies provided herein and therein.

(e)           Litigation. There are no pending or threatened actions or proceedings to which Borrower is a party, and there are no other pending or threatened actions or proceedings of which Borrower has knowledge, before any court, arbitrator or administrative agency, which, either individually or in the aggregate, would have a Material Adverse Effect. Further, Borrower is not in default under any material obligation for the payment of borrowed money, for the deferred purchase price of property or for the payment of any rent which, either individually or in the aggregate, would have a Material Adverse Effect.

(f)            Not Real Property Fixtures. Under the laws of the state(s) in which the Equipment is to be located, the Equipment consists solely of personal property and not fixtures.

(g)           Validity and Priority of Security Interest. (i) Borrower has or will have, as the case may be, good and marketable title to the Collateral, free and clear of all Liens and encumbrances (excepting only the Lien of Lender). Lender will have a valid, perfected, first priority security interest in the Collateral.

(ii)           Upon payment in full of the acquisition cost of the Equipment, Borrower will have good and marketable title to the Equipment, free and clear of all Lenders and encumbrances (excepting only the Lien of Lender). Upon the last to occur of: (A) delivery of an item of Equipment, (2) payment to the vendor of the acquisition cost of such item of Equipment, (3) advance by Lender to Borrower of the Loan relating to such item of the Equipment, (4) filing in the appropriate public office of a UCC financing statement naming Borrower as debtor, and Lender as secured party, and describing such item of the Equipment, and (5) filing in the appropriate public office of the Title Lien Notation Documents with respect to the portion of the Equipment comprised of certificate of title motor vehicles, Lender will have a valid, perfected, first priority purchase money security interest in such item of the Equipment.

(h)           Financial Statements. The financial statements of Borrower (copies of which have been furnished to Lender) have been prepared in accordance with GAAP, and fairly present Borrower’s financial condition and the results of Borrower’s operations as of the date of and for the period covered by such statements, and since the date of such statements there has been no Material Adverse Effect on such conditions or operations.

(i)            Tax Returns and Payments. Borrower has filed or has caused to have been filed all federal, state and local tax returns which, to the knowledge of Borrower, are required to be filed, and has paid or caused to have been paid all taxes as shown on such returns or on any assessment received by it, to the extent that such taxes have become due, unless and to the extent only that such taxes, assessments and governmental charges are currently contested in good faith and by appropriate proceedings by Borrower and adequate reserves therefor have been established as required under GAAP. To the extent Borrower believes it advisable to do so, Borrower has set up reserves which are believed by Borrower to be adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities.

(j)            No Violation of Law. Borrower is not in violation of any law, ordinance, governmental rule or regulation to which it is subject and the violation of which would have a Material Adverse Effect, and Borrower has obtained any and all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its properties and the conduct of its business.

(k)           Use of Proceeds. None of the proceeds of the Loan will be used, directly or indirectly, by Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any “margin security” or “margin stock” within the meaning of Regulation U (12 CFR Part 221), of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”) or for any other purpose which might make the transactions contemplated herein a “purpose credit” within the meaning of Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934 or the Small Business Investment Act of 1958, as amended, or any rules or regulations promulgated under any of such statutes.

(I)            Business Information. The legal name, jurisdiction of organization, Federal Employer Identification Number and Organizational Number of Borrower, specified on the signature page hereof, are true and correct. Within the previous six (6) years, Borrower has not changed its name, done business under any other name, or merged or been the surviving entity of any merger, except as disclosed to Lender in writing.

(m)          ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other existing ERISA Events, could reasonably be expected to result in a liability of Borrower of more than the Minimum Actionable Amount. The present value of all accumulated benefit obligations of Borrower under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than the Minimum Actionable Amount, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Account Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such underfunded Plans by more than the Minimum Actionable Amount. Neither Borrower nor any ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability in excess of the Minimum Actionable Amount.

(n)           Full Disclosure. No information contained in any Loan Document, the financial statements or any written statement furnished by or on behalf of Borrower under any Loan Document, or to induce Lender to execute the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

6.            COVENANTS OF BORROWER. Borrower covenants and agrees as follows:

(a)           Application of Proceeds. The proceeds of the Loan will be used exclusively for business or commercial purposes to refinancing certain of Borrower’s existing Debt and to finance the acquisition of the Equipment and/or to reimburse Borrower with respect to the acquisition cost of the Equipment.

(b)           Use of Collateral. Borrower shall use the Collateral solely in the Continental United States and in the conduct of its business and in a careful and proper manner, and (without the prior written consent of Lender) shall not permit the Collateral to be operated or used by, or to come into or remain in the possession of, anyone but Borrower; shall not permanently discontinue use of the Collateral; and shall provide written notice to Lender not more than thirty (30) days after any change of the location of any item of the Collateral (or the location of the principal garage of any item of the Collateral, to the extent that such item is mobile equipment) as specified on the applicable Equipment Schedule.

(c)           No Sale or Further Encumbrance. Borrower shall not dispose of or further encumber its interest in the Collateral without the prior written consent of Lender. Borrower shall maintain the Collateral free from all claims, Liens and legal processes of creditors of Borrower other than Liens (1) for fees, taxes, or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided, however, that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of the Equipment or any interest therein); (2) Liens of mechanics, materialmen, laborers, employees or suppliers and similar Liens arising by operation of law incurred by Borrower in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof (provided, however, that such contest does not involve any substantial danger of the sale, forfeiture or loss of the Equipment or any interest therein); and (3) Liens arising out of any judgments or awards against Borrower which have been adequately bonded to protect Lender’s interests or with respect to which a stay of execution has been obtained pending an appeal or a proceeding for review (“Permitted Liens”). Borrower shall notify Lender immediately upon receipt of notice of any Lien, attachment or judicial proceeding affecting the Collateral in whole or in part.

(d)           Fees and Taxes. Borrower, at its own expense, will pay or cause to be paid all taxes and fees relating to the ownership and use of the Collateral and will keep and maintain, or cause to be kept and maintained, the Collateral in accordance with the manufacturer’s recommended specifications, and in as good operating condition as on the date of execution hereof (or on the date on which acquired, if such date is subsequent to the date of execution hereof), ordinary wear and tear resulting from proper use thereof alone excepted, and will provide all maintenance and service and make all repairs necessary for such purpose. In addition, if any parts or accessories forming part of the Collateral shall from time to time become worn out, lost, destroyed, damaged beyond repair or otherwise permanently rendered unfit for use, Borrower, at its own expense, will within a reasonable time replace such parts or accessories or cause the same to be replaced, with replacement parts or accessories which are free and clear of all Liens, encumbrances or rights of others and have a value and utility at least equal to the parts or accessories replaced. All accessories, parts and replacements for or which are added to or become attached to the Collateral shall immediately be deemed incorporated in the Collateral and subject to the security interest granted by Borrower herein. Upon reasonable advance notice, Lender shall have the right to inspect the Collateral and all maintenance records thereto, if any, at any reasonable time, including, but not limited to, Equipment audits at the location where Borrower primarily keeps and/or uses the Equipment as Lender may deem necessary, provided however, Borrower shall not be required to pay for more than eight such audits per calendar year,

(e)       Loss or Damage. Borrower shall advise Lender in writing within ten (10) days of the occurrence of any material damage, loss, theft, destruction or governmental confiscation or appropriation of any item of the Collateral (an “Event of Loss”) and of the circumstances and extent of such Event of Loss. Within thirty (30) days after receipt of notice from Lender, Borrower shall (at Lender’s option) either: (1) replace the item of Collateral having suffered the Event of Loss with equipment which is free and clear of all Liens and has a value and utility at least equal to the item of Collateral having suffered the Event of Loss, and such replacement collateral shall immediately be deemed “Collateral” hereunder and subject to the security interest granted by Borrower herein; or (2) prepay the Obligations to the extent attributable to the unpaid portion of the Obligations funded with respect to the item of Collateral, if applicable, having suffered the Event of Loss (as reasonably determined by Lender). If any item of Collateral is damaged and such damage can be repaired, Borrower shall (at its expense) promptly effect such repairs. Proceeds of insurance shall be paid to Lender with respect to such reparable damage to the Collateral and shall, at the election of Lender, be applied either to the repair of the Collateral by payment by Lender directly to the party completing the repairs, or to the reimbursement of Borrower for the cost of such repairs; provided, however, that Lender shall have no obligation to make such payment or any part thereof until receipt of such evidence as Lender shall deem satisfactory that such repairs have been completed, and further provided that Lender may apply such proceeds to the payment of any installment or other sum due or to become due under this Agreement if at the time such proceeds are received by Lender there shall have occurred and be continuing any Default or Event of Default. All accessories, parts and replacements for or which are added to or become attached to the Collateral shall immediately be deemed incorporated in the Collateral and subject to the security interest granted by Borrower herein. Upon reasonable advance notice, Lender shall have the right to inspect the Collateral and all maintenance records thereto, if any, at any reasonable time.

(f)       Personal Property. The parties intend that the Collateral shall remain personal property, notwithstanding the manner in which it may be affixed to any real property, and Borrower shall obtain and deliver to Lender (to be recorded at Borrower’s expense) from each Person having an interest in or Lien on the property (the “Premises”) where the Collateral is to be located, waivers of any Lien, encumbrance or interest which such Person might have or hereafter obtain or claim with respect to the Collateral.

(g)       Insurance. At its own expense, Borrower shall keep the Collateral or cause it to be kept insured for comprehensive and collision coverage and against loss or damage due to fire and the risks normally included in extended coverage, malicious mischief and vandalism, for the full replacement value thereof. All insurance for loss or damage shall provide that losses, if any, shall be payable to Lender under a lender’s loss payee endorsement. The proceeds of such insurance payable as a result of loss of or damage to the Collateral shall be applied, at Lender’s option, (x) toward the replacement, restoration or repair of the Collateral which may be lost, stolen, destroyed or damaged, or (y) toward payment of the balance outstanding on the Loan or the Obligations. In addition, Borrower shall also carry public liability insurance, both personal injury and property damage. All insurance required hereunder shall be in form and amount and with companies satisfactory to Lender. Borrower shall pay or cause to be paid the premiums therefor and deliver to Lender evidence satisfactory to Lender of such insurance coverage. Borrower shall cause to be provided to Lender, prior to the scheduled expiration or lapse of such insurance coverage, evidence satisfactory to Lender of renewal or replacement coverage. Each insurer shall agree, by endorsement upon the policy or policies issued by it, or by independent instrument furnished to Lender, that (1) it will give Lender thirty (30) days’ prior written notice of the effective date of any material alteration or cancellation of such policy; and (2) insurance as to the interest of any named loss payee other than Borrower shall not be invalidated by any actions, inactions, breach of warranty or conditions or negligence of Borrower with respect to such policy or policies.

(h)      Further Assurances. Borrower shall promptly and duly execute and deliver to Lender such further documents, instruments and assurances and take such further action as Lender may from time to time reasonably request in order to carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created in favor of Lender hereunder; including, without limitation, the execution and delivery of any document reasonably required, and payment of all necessary costs to record such documents (including payment of any documentary or stamp tax), to perfect and maintain perfected the security interest granted under this Agreement.

(i)       Notices to Lender. Borrower shall provide written notice to Lender: (1) not less than thirty (30) days prior to any contemplated change in the name, the jurisdiction of organization, or address of the chief executive office, of Borrower or of Borrower’s organizational structure such that a filed financing statement would become seriously misleading (within the meaning of the UCC); and (2) promptly upon the occurrence of any event which constitutes a Default (as hereinafter defined) hereunder or which, with the giving of notice, lapse of time or both, would constitute a Default hereunder.

(j)       Delivery of Financial Information. Borrower shall furnish Lender (1) within one hundred twenty (120) days after the end of each fiscal year of Borrower, its balance sheet as at the end of such year, and the related statement of income and statement of changes in financial position for such fiscal year, prepared in accordance with GAAP, all in reasonable detail and certified by independent certified public accountants of recognized standing selected by Borrower and reasonably acceptable to Lender; (2) within sixty (60) days after the end of each quarter of Borrower’s fiscal year, its balance sheet as at the end of such quarter and the related statement of income and statement of changes in financial position for such quarter, prepared in accordance with GAAP; and (3) within thirty (30) days after the date on which they are filed, all reports, forms and other filings required to be made by Borrower to the Securities and Exchange Commission, if any (“SEC”) if any, as and when filed (by furnishing these SEC forms, or making them publicly available in electronic form, in each case, within the time periods set forth in clauses (1) and (2), Borrower shall be deemed to have satisfied the requirements of clauses (1), (2) and (3)).

(k)       Notice of Bankruptcy. Borrower shall provide written notice to Lender of the commencement of proceedings under the Federal bankruptcy laws or other insolvency laws (as now or hereafter in effect) involving Borrower as a debtor.

(I)       Bank Secrecy Act, etc. (1) Borrower has been advised by Lender that the USA Patriot Act establishes minimum standards of account information to be collected and maintained by Lender, and that to help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account; and specifically, this means that when Borrower executes this Agreement, Lender may ask for Borrower’s name and address, the date of birth of the officers executing this Agreement, and other information that will allow Lender to identify Borrower and that Lender may also ask to see the driver’s license or other identifying documents of the officers of Borrower executing this Agreement. (2) Borrower is and will remain in full compliance with all Applicable Laws including, without limitation, (i) ensuring that no Person who owns a controlling interest in or otherwise controls Borrower is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, or (B) a Person designated under Sections 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (ii) compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

(m)      Indemnification. Borrower shall indemnify (on an after-tax basis) and defend Lender, its successors and assigns, and their respective directors, officers and employees, from and against any and all claims, actions and suits (including, without limitation, any Environmental Claim or Environmental Loss, and related attorneys’ fees of any kind, nature or description whatsoever arising, directly or indirectly, in connection with any of the Collateral (other than such as may result from the gross negligence or willful misconduct of Lender, its successors and assigns, and their respective directors, officers and employees). The obligations of Borrower under this Section shall survive the expiration of the term of this Agreement.

(n)       Financial Covenants. As of the last day of each of Borrower’s fiscal quarters, beginning with the fiscal quarter ending on March 31, 2019, Borrower shall (i) maintain a Fixed Charge Coverage Ratio of no less than 1.0X, and (ii) not cause, permit or suffer to exist the outstanding principal amount under the Schedule to be greater than 75% of OLV.

(o)      Titling and Registration. Borrower shall cause the Collateral to be titled in the name of Borrower and shall deliver to Lender the original certificate of title with respect to the Collateral, promptly upon receipt thereof. Borrower shall cause the Collateral to be registered in the name of Borrower, and shall take all actions as reasonably may be required to maintain such registration of the Collateral in the name of Borrower.

7.        DEFAULT. A default shall be deemed to have occurred hereunder (“Default”) upon the occurrence of any of the following: (a) non-payment of an installment of principal and/or interest due under the Schedule on the applicable payment date; (b) non-payment of any other Obligation within five (5) days after it is due; (c) failure to maintain, use or operate the Collateral in compliance with Applicable Law; (d) failure to obtain, maintain and comply with all of the insurance coverages required under this Agreement; (e) any transfer or encumbrance, or the existence of any Lien, that is prohibited by this Agreement; (f) a payment or other default by Borrower or its Affiliates under any loan, lease, guaranty or other financial obligation to Lender or its Affiliates which default entitles the other party to such obligation to exercise remedies; (g) a payment or other default by Borrower or its Affiliates under any material loan, lease, guaranty or other material financial obligation to any third party which default has been declared; (h) an inaccuracy in any representation or breach of warranty by Borrower (including any false or misleading representation or warranty) in any financial statement or Loan Document, including any omission of any substantial contingent or unliquidated liability or claim against Borrower; (i) the failure by Borrower generally to pay its debts as they become due or its admission in writing of its inability to pay the same, or the commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against Borrower or any of its properties or business (unless, if involuntary, the proceeding is dismissed within sixty (60) days of the filing thereof) or the rejection of this Agreement or any other Loan Document in any such proceeding; (j) Borrower shall (1) enter into any transaction of merger or consolidation (such actions being referred to as an “Event”), unless Borrower is the surviving entity or the surviving entity is organized and existing under the Laws of the United States or any state, and prior to such Event: (A) such Person executes and delivers to Lender (x) an agreement satisfactory to Lender, in its sole discretion, containing such

Person’s effective assumption, and its agreement to pay, perform, comply with and otherwise be liable for, in a due and punctual manner, all of Borrower’s Obligations having previously arisen, or then or thereafter arising, under any and all of the Loan Documents, and (y) any and all other documents, agreements, instruments, certificates, opinions and filings requested by Lender; and (B) Lender is satisfied as to the creditworthiness of such Person, and as to such Person’s conformance to the other standard criteria then used by Lender when approving transactions similar to the transactions contemplated in this Agreement; (2) cease to do business as a going concern, liquidate, or dissolve; or (3) sell, transfer, or otherwise dispose of all or substantially all of its assets or property; (k) if Borrower is privately held and effective control of Borrower’s voting capital stock/membership interests/partnership interests, issued and outstanding from time to time, is not retained by the present holders (unless Borrower shall have provided thirty (30) days’ prior written notice to Lender of the proposed disposition and Lender shall have consented thereto in writing); (I) if Borrower is a publicly held corporation and there is a material change in the ownership of Borrower’s capital stock, unless Lender is satisfied as to the creditworthiness of Borrower and as to Borrower’s conformance to the other standard criteria then used by Lender for such purpose immediately thereafter; (m) there occurs a default or anticipatory repudiation under any guaranty executed in connection with this Agreement; (n) failure to satisfy the requirements of any financial covenants set forth in this Agreement; or (o) breach by Borrower of Section 6(k) of this Agreement; or (p) breach by Borrower of any other covenant, condition or agreement (other than those in items (a)-(o)) under this Agreement or any of the other Loan Documents that continues for thirty (30) days after Lender’s written notice to Borrower (but such notice and cure period will not be applicable unless such breach is curable by practical means within such notice period).

The occurrence of a Default with respect to the Loan evidenced by any Schedule shall, at the sole discretion of Lender (as set forth in a written declaration to Borrower), constitute a Default with respect to any or all of the other Loans. Notwithstanding anything to the contrary set forth herein, Lender or its assignee(s) (as applicable) may exercise all rights and remedies hereunder independently with respect to each Loan and/or with respect to the Collateral.

8.             REMEDIES. Upon the occurrence of a Default hereunder, Lender may, at its option, declare this Agreement to be in default with respect to the Loan evidenced by any or all of the Schedules, and at any time thereafter may do any one or more of the following, all of which are hereby authorized by Borrower:

(a)       Rights Under UCC. Exercise any and all rights and remedies of a secured party under the UCC in effect in any applicable jurisdiction at the date of this Agreement and in addition to those rights, at its sole discretion, may require Borrower (at Borrower’s sole expense) to forward promptly any or all of the Collateral to Lender at such location as shall reasonably be required by Lender, or enter upon the premises where any such Collateral is located (without obligation for rent) and take immediate possession of and remove the Collateral by summary proceedings or otherwise, all without liability from Lender to Borrower for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise.

(b)       Disposition of Collateral. Subject to any right of Borrower to redeem the Collateral, sell, lease or otherwise dispose of any or all of the Collateral in a commercially reasonable manner at public or private sale with notice to Borrower (the parties agreeing that ten (10) days’ prior written notice shall constitute adequate notice of such sale) at such price as it may deem best, for cash, credit, or otherwise, with the right of Lender to purchase and apply the proceeds:

First, to the payment of all expenses and charges, including the expenses of any sale, lease or other disposition, the expenses of any taking, attorneys’ fees, court costs and any other expenses incurred or advances made by Lender in the protection of its rights or the pursuance of its remedies, and to provide adequate indemnity to Lender against all taxes and Liens which by law have, or may have, priority over the rights of Lender to the monies so received by Lender;

Second, to the payment of the Obligations; and

Third, to the payment of any surplus thereafter remaining to Borrower or to whosoever may be entitled thereto;

and in the event that the proceeds are insufficient to pay the amounts specified in clauses “First” and “Second” above, Lender may collect such deficiency from Borrower.

(c)          Other Rights and Remedies. Lender may exercise any other right or remedy available to it under the Loan Documents or Applicable Law, or proceed by appropriate court action to enforce the terms hereof or to recover damages for the breach hereof or to rescind this Agreement in whole or in part.

(d)          Costs and Expenses; No Remedy Exclusive. In addition, Borrower shall be liable for any and all unpaid additional sums due hereunder or under the Schedule, before, after or during the exercise of any of the foregoing remedies; for all reasonable legal fees and other reasonable costs and expenses incurred by reason of any Default or of the exercise of Lender’s remedies with respect thereto. No remedy referred to in this Section is intended to be exclusive, but each shall be cumulative, and shall be in addition to any other remedy referred to above or otherwise available at law or in equity, and may be exercised concurrently or separately from time to time. Borrower hereby waives any and all existing or future claims to any offset against the sums due hereunder or under the Schedule and agrees to make the payments regardless of any offset or claim which may be asserted by Borrower or on its behalf in connection with this Agreement.

(e)          No Waiver. The failure of Lender to exercise, or delay in the exercise of, the rights granted hereunder upon any Default by Borrower or its Affiliates shall not constitute a waiver of any such right upon the continuation or recurrence of any such Default. Lender may take or release other security; may release any party primarily or secondarily liable for the Obligations; may grant extensions, renewals or indulgences with respect to the Obligations and may apply any other security therefor held by it to the satisfaction of the Obligations without prejudice to any of its rights hereunder.

9.             NOTICES. All notices (excluding billings and communications in the ordinary course of business) hereunder shall be in writing, personally delivered, sent by overnight courier service, sent by facsimile telecopier, or sent by certified mail, return receipt requested, addressed to the other party at its respective address stated below the signature of such parties or at such other addresses as such parties shall from time to time designate in writing to the other parties; and shall be effective from the date of receipt.

10.           LENDER’S RIGHT TO PERFORM FOR BORROWER. (a) Performance and Reimbursement. If Borrower fails to perform or comply with any of its agreements contained herein, Lender shall have the right, but shall not be obligated, to effect such performance or compliance, and the amount of any out-of-pocket expenses and other reasonable expenses of Lender thereby incurred, together with interest thereon at the Default Rate, shall be due and payable by Borrower upon demand.

(b) Power of Attorney. Borrower hereby appoints Lender as Borrower’s attorney-in-fact (which power shall be deemed coupled with an interest) to execute, endorse and deliver any deed, conveyance, assignment or other instrument in writing as may be required to vest in Lender any right, title or power which by the terms hereof are expressed to be conveyed to or conferred upon Lender, including, without limitation, real property waivers, and documents and checks or drafts relating to or received in payment for any loss or damage under the policies of insurance required hereby, but only to the extent that the same relates to the Collateral.

11.           SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of Lender, its successors and assigns, and shall be binding upon the successors of Borrower. The rights and obligations of Borrower under this Agreement may not be assigned or delegated. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and obligations hereunder, in the Schedules, in the Collateral and/or the Obligations held by it to others at any time and from time to time; and Lender may disclose to any such purchaser, assignee, transferee or participant (the “Participant”), or potential Participant, this Agreement and all information, reports, financial statements and documents executed or obtained in connection with this Agreement which Lender now or hereafter may have relating to the Loan, Borrower, or the business of Borrower. Borrower hereby grants to any Participant all Liens, rights and remedies of Lender under the provisions of this Agreement or any other documents relating hereto or under applicable laws. Borrower agrees that any Participant may enforce such Liens and exercise such rights and remedies in the same manner as if such Participant were Lender and a direct creditor of Borrower.

12.          CHOICE OF LAW; JURISDICTION; WAIVER OF JURY TRIAL. (a) GOVERNING LAW. THIS AGREEMENT AND ALL OTHER RELATED INSTRUMENTS AND DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, IN ALL RESPECTS, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW)), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL.

(b) Jurisdiction. The parties agree that any action or proceeding arising out of or relating to this Agreement may be commenced in any state or Federal court of competent jurisdiction in the State of New York, and each party submits to the jurisdiction of such court and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at its address designated pursuant hereto, or as otherwise provided under the laws of the State of New York.

(c) WAIVER OF JURY TRIAL. BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH BORROWER AND LENDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE SCHEDULE. BORROWER AUTHORIZES LENDER TO FILE THIS PROVISION WITH THE CLERK OR JUDGE OF ANY COURT HEARING SUCH CLAIM. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND BORROWER HEREBY ACKNOWLEDGES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. BORROWER FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND THE SCHEDULE AND IN THE MAKING OF THIS WAIVER BY LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

13.          MISCELLANEOUS. (a) Entire Agreement. The Loan Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall not be amended or altered in any manner except by a document in writing executed by both parties.

(b)           Survival. All representations, warranties, and covenants of Borrower contained herein or made pursuant hereto shall survive closing and continue throughout the term hereof and until the Obligations are satisfied in full.

(c)           Severability. Any provision of the Loan Documents which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, Borrower hereby waives any provision of law which renders any provision hereof or thereof prohibited or unenforceable in any respect.

(d)           Captions. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

(e)           Expenses. Borrower agrees to pay Lender: (i) the actual cost of an annual physical appraisal to determine the then current OLV of the Equipment then constituting Collateral by an appraiser selected by Lender; (ii) the costs of quarterly desktop reviews and all inspections of the Collateral performed by Lender, (iii) the costs of all audits of Borrower’s Books, which may be performed by Lender at any time, (iv) a quarterly administration fee of $2,000, payable on each Payment Date immediately following the last day of each of Borrower’s fiscal quarters, and (v) all costs and expenses (including the fees and expenses of all counsel, advisors, consultants, appraisers, and auditors retained in connection therewith), incurred in connection with: (1) the preparation, negotiation, execution, delivery, performance and enforcement of the Loan Documents and the preservation of any rights thereunder (including, without limitation, filing or recording fees and taxes); (2) collection, including deficiency collections; (3) any amendment, waiver or other modification or waiver of, or consent with respect to, any Loan Document or advice in connection with the administration of the Loan or the rights thereunder; (4) any litigation, dispute, suit, proceeding or action (whether instituted by or between any combination of Lender, Borrower or any other Person), and an appeal or review thereof, in any way relating to the Collateral, any Loan Document, or any action taken or any other agreements to be executed or delivered in connection therewith, whether as a party, witness or otherwise; and (5) any effort (A) to monitor the Loan, (B) to evaluate, observe or assess Borrower or the affairs of such Person, and (C) to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral.

(f)            Joint and Several. The obligations of each Borrower hereunder and under the other Loan Documents are joint and several.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be duly executed as of the day and year first above written.

NEFPASS LLC
Lender

By:
Name:
Title:

501 Merritt Seven
Sixth Floor
Norwalk, Connecticut 06851
Facsimile: 203-939-1597

AmeraMex International, Inc.
Borrower

By:
Name:	Lee Hamre
Title:	President

3930 Esplanade
Chico, CA 95973
Facsimile: (530) 895-8080
Form of Organization: Corporation
Jurisdiction of Organization: Nevada
Organizational No.: C4729-1990
Federal Employer Identification No.: 88-0501944

SCHEDULE A

DEFINITIONS

Capitalized terms used in this Agreement and the other Loan Documents shall have (unless otherwise provided elsewhere in this Agreement or in the Loan Documents) the following respective meanings:

“Adverse Environmental Condition” shall mean (i) the existence or the continuation of the existence of an Environmental Contamination (including, without limitation, a sudden or non-sudden accidental or non-accidental Environmental Contamination), or exposure to any substance, chemical, material, pollutant, Hazardous Substance, odor or audible noise or other release or emission in, into or onto the environment (including without limitation, the air, ground, water or any surface) at, in, by, from or related to any Collateral, (ii) the environmental aspect of the transportation, storage, treatment or disposal of materials in connection with the operation of any Collateral, or (iii) the violation, or alleged violation, of any Environmental Law, permits or licenses of, by or from any governmental authority, agency or court relating to environmental matters connected with any of the Collateral.

“Affiliate” means, with respect to any Person: (i) each other Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five (5) percent or more of the Stock having ordinary voting power for the election of directors of such Person; (ii) each other Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person; or (iii) each of such Person’s officers, directors, joint venturers and partners. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting Stock, by contract or otherwise.

“Agreement” means this Loan and Security Agreement including all appendices, exhibits or schedules attached or otherwise identified thereto, restatements and modifications and supplements thereto, and any appendices, exhibits or schedules to any of the foregoing, each as in effect at the time such reference becomes operative.

“Applicable Law” means any law, rule, regulation, ordinance, order, code, common law, interpretation, judgment, directive, decree, treaty, injunction, writ, determination, award, permit or similar norm or decision of any Governmental Authority.

“Availability” means the amount by which the Maximum Amount exceeds the outstanding principal balance of the Schedule(s).

“Borrower” means the Person(s) identified as such in the preamble of this Agreement.

“BSA” has the meaning assigned to it in Section 6(l) of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a lease which are or will be required to be capitalized on the books of such Person in accordance with GAAP.

“Closing Date” means the date on which a Schedule is executed and delivered to Lender pursuant to this Agreement.

“Collateral” has the meaning assigned to it in Section 3 of this Agreement.

“Debt” means any indebtedness for borrowed money evidenced by notes, bonds, debentures or similar evidences of indebtedness, and specifically including Capitalized Lease Obligations, current maturities of long term debt, and revolving credit.

“Debt Service” means the sum of the required principal payments of long term Debt (whether scheduled principal payments or mandatory prepayments of principal) which became due over the previous twelve months, plus interest expense on all obligations.

“Default” has the meaning assigned to it in Section 7 of this Agreement.

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“Default Rate” has the meaning assigned to it in Section 2(d) of this Agreement.

“EBITDA” means, with respect to any fiscal period, and in accordance with GAAP, Borrower’s consolidated net income for such period plus (a) interest expense, to the extent deducted in determining net income, (b) income taxes, to the extend deducted in determining net income, and (c) all amounts deducted in the determination of net income in respect of noncash items, including depreciation and amortization, less cash payments in respect of non-cash items added back in computing EBITDA in prior periods.

“Environmental Claim” shall mean any accusation, allegation, notice of violation, claim, demand, abatement or other order on direction (conditional or otherwise) by any governmental authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment or other adverse affects on the environment, or for fines, penalties or restrictions, resulting from or based upon any Adverse Environmental Condition.

“Environmental Contamination” shall mean any actual or threatened release, spill, emission, leaking, pumping, injection, presence, deposit, abandonment, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any of the Collateral, including, without limitation, the movement of any Hazardous Substance or other substance through or in the air, soil, surface water, groundwater or property which is not in compliance with applicable Environmental Laws.

“Environmental Law” shall mean any present or future federal, foreign, state or local law, ordinance, order, rule or regulation and all judicial, administrative and regulatory decrees, judgments and orders, pertaining to health, industrial hygiene, the use, disposal or transportation of Hazardous Substances, Environmental Contamination, or pertaining to the protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) (42 U.S.C. §9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. §1801 et seq.),the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et. seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §1361 et seq.), the Occupational Safety and Health Act (19 U.S.C. §651 et seq.), and the Hazardous and Solid Waste Amendments (42 U.S.C. §2601 et seq.), as these laws have been or may be amended or supplemented, and any successor thereto, and any analogous foreign, state or local statutes, and the rules, regulations and orders promulgated pursuant thereto.

“Environmental Loss” shall mean any loss, cost, damage, liability, deficiency, fine, penalty or expense (including, without limitation, reasonable attorneys’ fees, engineering and other professional or expert fees), investigation, removal, cleanup and remedial costs (voluntarily or involuntarily incurred) and damages to, loss of the use of or decrease in value of the Collateral arising out of or related to any Adverse Environmental Condition.

“Equipment” has the meaning assigned to it in Section 3 of this Agreement.

“Equipment Schedule” has the meaning assigned to it in Section 3 of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the IRC, or, solely for the purposes of Section 302 of ERISA and Section 412 of the IRC, is treated as a single employer under Section 414 of the IRC.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the IRC or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(b) of the IRC or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by Borrower or any ERISA Affiliate of any liability with respect to any withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

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“Event” has the meaning assigned to it in Section 7(j) of this Agreement.

“Event of Loss” has the meaning assigned to it in Section 6(e) of this Agreement.

“Fixed Charge Coverage Ratio” shall mean a ratio of (A) consolidated EBITDA (less Net Capital Expenditures) for the most recently ended four fiscal quarters, to (B) consolidated Debt Service for the most recently ended four fiscal quarters.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” has the meaning assigned to it in Section 4(a)(3) of this Agreement.

“Guaranty” has the meaning assigned to in Section 4(a)(3) of this Agreement.

“Hazardous Substances” shall mean and include hazardous substances as defined in CERCLA; oil of any kind, petroleum products and their by-products, including, but not limited to, sludge or residue; asbestos containing materials; polychlorinated biphenyls; any and all other hazardous or toxic substances; hazardous waste, as defined in CERCLA; medical waste; infectious waste; those substances listed in the United States Department of Transportation Table (49 C.F.R. §172.101); explosives; radioactive materials; and all other pollutants, contaminants and other substances regulated or controlled by the Environmental Laws and any other substance that requires special handling in its collection, storage, treatment or disposal under the Environmental Laws.

“Interest Period” has the meaning assigned to it in the Schedule.

“IRC” means the Internal Revenue Code of 1986, as now or hereafter amended.

“Lender” has the meaning assigned to it in the preamble of this Agreement and, if at any time Lender shall decide to assign, participate or syndicate all or any of the Obligations, such term shall include each such assignee, Participant or such other members of the syndicate; together with its or their successors and assigns.

“Lien” means any mortgage, security deed or deed of trust, pledge, hypothecation, assignment, deposit arrangement, Lien, charge, claim, security interest, security title, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

“Loan” means the loan in the amount of the aggregate principal amount of all advances and evidenced by the Schedule, and made to Borrower under the terms of this Agreement, and any renewals, extensions, revisions, modifications or replacements therefor or thereof.

“Loan Documents” means this Agreement, the Schedule, any guaranty and the other documents and instruments executed pursuant hereto, the financial statements, and all other documents, instruments, certificates and notices at any time delivered by any Person (other than Lender) in connection with any of the foregoing.

“Loan Rate” has the meaning assigned to it in the Schedule.

“Material Adverse Effect” means: a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrower or the industry within which Borrower operates, (b) Borrower’s ability to pay or perform the Obligations under the Loan Documents in accordance with the terms thereof, (c) the Collateral or the Lien of Lender on the Collateral or the priority of any such Lien, or (d) Lender’s rights and remedies under this Agreement and the other Loan Documents.

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“Maximum Amount” means the lesser of (i) $6,000,000, or (ii) 75% of OLV.

“Minimum Actionable Amount” means $50,000.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 4001(a) (3) of ERISA, to which Borrower or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Capital Expenditures” shall mean, with respect to any Person, all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of such Person, less proceeds from the sale of assets capitalized on the consolidated balance sheet of such Person, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (iii) by the issuance of Debt (including Capitalized Lease Obligations) from a third party, financial institution or holder of any Stock of such Person.

“Obligations” means all loans, advances, debts, expense reimbursement, fees, liabilities, and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by Borrower to Lender, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, whether arising under any of the Loan Documents or under any other agreement between Borrower and Lender, and all covenants and duties regarding such amounts. This term includes all principal, interest (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loan and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to Borrower under any of the Loan Documents (including, without limitation, any Prepayment Fee), and all principal and interest due in respect of the Loan.

“OFAC” has the meaning assigned to it in Section 6(l) of this Agreement.

“OLV” means the orderly liquidation value of the Equipment then constituting Collateral, as determined on the Closing Date pursuant to the appraisal of Sterling Appraisals & Machinery Ltd. dated February 18, 2019, and thereafter (a) on a quarterly basis via a “desktop appraisal” by an appraiser selected by Lender, and (b) on an annual basis via a physical appraisal at Borrower’s expense by an appraiser selected by Lender.

“Participant” has the meaning assigned to it in Section 11 of this Agreement.

“Payment Date” has the meaning assigned to it in the Schedule.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Liens” has the meaning assigned to it in Section 6(c) of this Agreement.

“Person” means any individual, sole proprietorship, entity, limited liability entity, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation or government (whether Federal, state, county, city, municipal or otherwise, Including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, could under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Premises” has the meaning assigned to it in Section 6(f) of this Agreement.

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“Proceeds” means “proceeds,” as such term is defined in the UCC and, in any event, shall include: (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrower from time to time with respect to any Collateral; (ii) any and all payments (in any form whatsoever) made or due and payable to Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any Collateral by any governmental body, authority, bureau or agency (or any Person acting under color of governmental authority); (iii) any recoveries by Borrower against third parties with respect to any litigation or dispute concerning any Collateral, including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral; and (iv) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Schedule” has the meaning assigned to it in Section 1(b) of this Agreement.

“SEC” has the meaning assigned to it in Section 6(j) of this Agreement.

“Stated Maturity Date” has the meaning assigned to it in the Schedule.

“Stock” means all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Taxes” means taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender.

“Title Lien Notation Documents” has the meaning assigned to it in Section 4(b)(1) of this Agreement.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to the Lien of Lender on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“UCC Statements” has the meaning assigned to it in Section 3 of this Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the Closing Date unless Borrower and Lender shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. All other undefined terms contained in this Agreement or the other Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC. The words “herein,” “hereof and “hereunder” or other words of similar import refer to this Agreement as a whole, including the exhibits and schedules thereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

For purposes of this Agreement and the other Loan Documents, the following additional rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural; (b) the term “or” is not exclusive; (c) the term “including” (or any form thereof) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and (e) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

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EXHIBIT A

Form of Advance Request

NEFPASS LLC

501 Merritt Seven, 6th Floor

Norwalk, Connecticut 06851

Facsimile: (203) 939-1597

Re:	Loan in the original principal amount of $6,000,000.00 from NEFPASS LLC (“Lender”) to AmeraMex International, Inc. (“Borrower”)

Reference is hereby made to that certain Loan and Security Agreement dated as of ____________, 20____ (the “Agreement”), executed by and between Borrower and Lender. Capitalized words and phrases used herein without definition shall have the respective meanings ascribed to such words and phrases in the Agreement.

1.            Pursuant to the Agreement, Borrower hereby requests an Advance in the amount of $_____________. Borrower acknowledges that the approval of this Advance by Lender is subject to all of the terms and conditions precedent set forth in the Agreement.

2.            Attached hereto is an Equipment Schedule evidencing the added equipment.

3.            Borrower hereby represents, warrants and covenants with Lender as follows:

(a)        the amount of the Advance does not exceed 75% of the OLV of the equipment identified on the Equipment Schedule attached hereto, nor does the Advance cause the principal amount of all outstanding Loans to exceed 75% of the OLV of all Equipment;

(b)       all conditions precedent to the Advance set forth in the Agreement have been satisfied;

(c)       all representations and warranties made by Borrower to Lender in the Agreement and otherwise in connection with the Loan continue to be accurate;

(d)       no Default has occurred under the Agreement or under any Loan Document, and no event, circumstance or condition has occurred or exists that, with the passage of time or the giving of notice, would constitute a Default under the Agreement or under the other Loan Documents; and

(e)       the proceeds of the Advance will be used to purchase the equipment identified on the Equipment Schedule attached hereto.

4.             Disbursement of the Advance requested hereby may be subject to (a) Lender perfecting its first priority security interest in the Replacement Equipment, and (b) Lender’s inspection of the equipment identified on the Equipment Schedule attached hereto.

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IN WITNESS WHEREOF, Borrower has executed this Advance Request as of ____________, _____.

AMERAMEX INTERNATIONAL, INC., a Nevada corporation

By:

Name:	LEE R. HAMRE

Title:	PRESIDENT

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NEFPASS LLC

EQUIPMENT SCHEDULE ADVANCE NO.

THIS EQUIPMENT SCHEDULE ADVANCE NO.                is executed pursuant to and made a part of that certain Loan and Security Agreement dated as of                                   , 2019 (the “Agreement”), between NEFPASS LLC as Lender, and AmeraMex International, Inc. and Hamre Equipment Co., as Borrower, and describes collateral in which Borrower has granted Lender a security interest in connection with the Obligations (as defined in the Agreement) including without limitation that certain Schedule No. [AmeraMex -               ] dated                              , 2019 in the original principal amount of $6,000,000.00.

Year	Make	Model	S/N	Location

Date:                           ,

NEFPASS LLC	AMERAMEX INTERNATIONAL, INC.
Lender	Borrower

By:	By:
Name:	Name:	LEE R. HAMRE
Title:	Title:	PRESIDENT

8

NEFPASS LLC

AMENDED AND RESTATED SCHEDULE NO. AMERAMEX - 0001

This Amended and Restated Schedule (this “Schedule”) is dated April 17, 2019, and is executed pursuant to and incorporated by reference in that certain Loan and Security Agreement dated as of March 29, 2019, between AMERAMEX INTERNATIONAL, INC., (individually, collectively, jointly and severally “Borrower”), and NEFPASS LLC (“Lender”) (said agreement, as the same may be amended, restated or supplemented from time to time, being herein called the “Agreement”).

Principal Amount of Loan:	$6,500,000, or such lesser aggregate principal amount as shall be outstanding under this Amended and Restated Schedule from time to time.

Stated Maturity Date:	March 28, 2022

Principal and interest due hereunder shall be payable as follows:

(a)       Interest shall accrue at the Loan Rate from the date hereof and shall be payable, in arrears, on the 1st day of each calendar month during the term hereof, commencing May 1, 2019 (each, a “Payment Date”), at the Loan Rate or, under the circumstances contemplated by the Agreement, at the Default Rate. Interest shall be computed on the basis of a 30 day month/360 day year.

(b)       If Availability is zero as of the last day of any calendar month, on the immediately succeeding Payment Date, Borrower shall pay principal in an amount equal to one and one quarter percent (1.25%) of the outstanding Principal Balance of this Schedule on the date immediately prior to the Payment Date.

(c)       If at any time during the term of this Schedule the outstanding principal balance of this Schedule exceeds 75% of the OLV, or if the principal amount of all outstanding Loans exceeds 75% of the OLV of all Equipment, then Borrower shall pay to Lender amounts necessary to reduce the outstanding principal balance such that this covenant is satisfied. This covenant shall be tested quarterly.

(d) All remaining outstanding principal on this Schedule, plus all accrued and unpaid interest and all other Obligations, shall be due and payable on the Stated Maturity Date.

(e)  If any payment due hereunder is not received within three (3) Business Days of its due date, Borrower shall pay a late charge equal to five (5) percent of the amount in arrears.

As used herein, “Loan Rate” shall mean 10.0 percent per annum, calculated on a 30/360 basis.

All payments shall be made in immediately available United States Dollars not later than 12:00 Noon, New York, New York time, on the day when due in lawful money of the United States of America. In order to make such payments, Borrower hereby authorizes Lender to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Lessee wherever located. Borrower warrants and represents that under no circumstances will it reverse, void, or otherwise render invalid any electronic debit or credit initiated by the Lessor. Unless payable earlier as provided in the Agreement, the outstanding principal and interest under this Schedule shall be immediately due and payable on the Stated Maturity Date.

Lender shall keep records of the amounts outstanding under this Schedule from time to time, and such records shall be conclusive evidence thereof absent manifest error.

Borrower shall have the right to prepay all or any portion of outstanding principal balance and accrued but unpaid interest of the Loan evidenced by this Schedule at any time and from time to time, without premium or penalty of any kind.

To the fullest extent permitted by Applicable Law, Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of the Obligations, this Schedule or the other Loan Documents; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws.

Borrower acknowledges and agrees that this Schedule is executed as part of a commercial transaction and that the proceeds of the Loan evidenced by this Schedule will not be used for any personal or consumer purpose.

In the event of the declaration by Lender of a Default under the Agreement, then the Loan evidenced by this Schedule shall be in default and the balance of the principal sum then due under this Schedule, together with all accrued interest thereon, immediately shall become due and payable without further notice, such further notice being expressly waived, and Borrower shall be liable to the holder hereof for reasonable attorneys’ fees and costs of suit.

The remedies of Lender as provided herein and in the Agreement shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of Lender, and may be exercised as often as occasion therefor shall occur and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

It is the intention of the parties hereto to comply with the applicable usury laws. Accordingly, it is agreed that, notwithstanding any provisions to the contrary in this Schedule or the Agreement, in no event shall this Schedule or the Agreement require the payment or permit the collection of interest in excess of the maximum amount permitted by Applicable Law. If any such excess interest is contracted for, charged or received under this Schedule or the Agreement, or in the event that all of the principal balance shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Schedule or the Agreement on the principal balance shall exceed the maximum amount of interest permitted by Applicable Law, then in such event; (a) the provisions of this paragraph shall govern and control, (b) neither Borrower nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by Applicable Law, (c) any such excess which may have been collected shall either be applied as a credit against the then unpaid principal balance or refunded to Borrower, at the option of Lender, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed under Applicable Law as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Schedule or the Agreement which are made for the purpose of determining whether such rate exceeds the maximum lawful contract rate, shall be made, to the extent permitted by Applicable Law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the Indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Borrower or otherwise by Lender in connection with such Obligations; provided, however, that if any applicable state law is amended or the law of the United States of America preempts any applicable state law, so that it becomes lawful for Lender to receive a greater interest per annum rate than is presently allowed by law, Borrower agrees that, on the effective date of such amendment or preemption, as the case may be, the lawful maximum hereunder shall be increased to the maximum interest rate per annum allowed by the amended state law or the law of the United States of America (but not in excess of the Loan Rate (or, if applicable, the Default Rate) provided for herein).

This Schedule amends and restates that certain Schedule No. AmeraMex - 0001, dated March 29, 2019, executed by Borrower in favor of Lender (“Existing Schedule 0001”) in its entirety and refinances that certain Schedule No. AmeraMex - 0002 executed by Borrower in favor of Lender, (“Existing Schedule 0002” and together with Existing Schedule 0001, collectively, the “Existing Schedules”). All obligations, of every type or nature, of Borrower under Existing Schedule 0002 shall become obligations under this Schedule and all obligations, of every type or nature, of Borrower under the Existing Schedules are ratified and confirmed by Borrower as though all of such obligations arose under this Schedule.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered the above Schedule as of the date first above written.

AMERAMEX INTERNATIONAL, INC.

By:
Name:	LEE R. HAMRE
Title:	President